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CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Strong Government Securities Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 12 to the Registration Statement of Strong Government Securities Fund, Inc. on Form N-1A of our report dated December 4, 1996 on our audit of the financial statements and financial highlights of Strong Government Securities Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1996, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional
Information.



                                        /s/ Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
February 26, 1997